JAVELIN MORTGAGE INVESTMENT CORP.
ANNOUNCES $2.1 MILLION EXPENSE REDUCTIONS AND EXPANDED 2 MILLION SHARE REPURCHASE PROGRAM

VERO BEACH, Florida - December 14, 2015 - JAVELIN Mortgage Investment Corp. (NYSE: JMI) (“JAVELIN” or the “Company”) announced two measures to reduce expenses, and also approved an expansion of the Company’s share repurchase plan. The expense reduction measures are expected to reduce costs by approximately $2.1 million annually.

Management Fee Rebate to 1.5% of Total Stockholders’ Equity
The Company’s manager, ARMOUR Capital Management LP (“ACM”), has agreed to voluntarily rebate to JAVELIN a portion of the management fee payable by JAVELIN to ACM under the Second Amended and Restated Management Agreement (the “Management Agreement”) between JAVELIN and ACM. The rebate is intended to reduce JAVELIN’s net management fee costs to 1.5% per annum of Total Stockholders’ Equity. At current levels, the rebate represents expected annualized savings to JAVELIN of approximately $1.8 million. The rebate is effective immediately and until further notice from ACM; moreover, the terms and conditions of the Management Agreement remain in full force and effect.

Board Fee Reductions of $340,000
JAVELIN’s Board has unanimously elected to reduce non-management director fees to $75,000 per person per annum, effective immediately. In addition, JAVELIN Non‑Executive Chairman Daniel C. Staton and Director Marc H. Bell, both of whom are affiliated with ACM, have voluntarily agreed to rebate to JAVELIN their director fees, effective immediately, until further notice from Messrs. Staton and Bell. These director fee reductions will combine to represent an expected annualized savings to JAVELIN of approximately $340,000.

Expanded 2 Million Share Repurchase Program
To expand JAVELIN’s stock repurchase plan, the Board increased JAVELIN’s buy-back authority to 2,000,000 shares of common stock from the approximately 1,358,000 shares of common stock previously available for repurchase. The Board believes that the JAVELIN common stock represents an attractive investment at current market prices. The timing, manner, price, and amount of any repurchases will be at the discretion of the Company, subject to the requirements of the Securities Exchange Act of 1934 and related rules.

The Board and management regularly review strategic initiatives to serve the interests of all JAVELIN stockholders. The Board has unanimously determined that the benefits of the cost reductions and stock buy-back plans announced today are superior to other alternatives, including substantial asset sales and liability reductions, which would pose substantial risks and costs. The measures taken will enhance JAVELIN’s business plan to execute on its appealing investment opportunities and provide attractive dividend levels.

Certain Tax Matters
JAVELIN has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, JAVELIN is required to timely distribute substantially all of its ordinary REIT taxable income. Accordingly, JAVELIN may increase the amount of one or more

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JAVELIN Mortgage Investment Corp. Announces $2.1 Million Expense Reductions and Expanded 2 Million Share Repurchase Program

December 14, 2015

announced dividends before the applicable record date or may declare supplemental dividends, if necessary, to meet this tax requirement. Dividends paid in excess of REIT taxable income for a fiscal year (including any taxable income carried forward from the previous year) will generally not be taxable to stockholders.

About JAVELIN Mortgage Investment Corp.
JAVELIN is a Maryland corporation that invests primarily in fixed rate, adjustable rate and hybrid adjustable rate residential mortgage-backed securities (“RMBS”) and non-Agency RMBS. JAVELIN is externally managed and advised by ACM, an investment advisor registered with the Securities and Exchange Commission (“SEC”).

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,”
“predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Additional Information and Where to Find It
Updated information on the Company’s investment, financing and hedge positions can be found in JAVELIN’s most recent “Company Update.” JAVELIN posts unaudited and unreviewed Company updates each month on www.javelinreit.com. Additional information regarding the Company can be found at the SEC’s Internet site at http://www.sec.gov, or by directing requests to: JAVELIN Mortgage Investment Corp., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:
James R. Mountain
Chief Financial Officer
JAVELIN Mortgage Investment Corp.
(772) 617-4340

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